Exhibit 11.1

COMPUTATION OF NET INCOME PER SHARE

(In millions, except share information)

	For the Nine		For the Nine		For the		For the		For the		For the		For the
	Months Ended		Months Ended		Year Ended		Year Ended		Year Ended		Year Ended		Year Ended
	October 2, 2004		September 27, 2003		December 31, 2003		December 31, 2002		December 31, 2001		December 31, 2000		December 31, 1999
	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted	Basic	Diluted
Income before cumulative effect of a change in accounting principle	$299.2	$299.2	$248.1	$248.1	$380.5	$380.5	$311.5	$311.5	$26.3	$26.3	$274.7	$274.7	$257.1	$257.1
Cumlative effect of a change in accounting principle, net of tax	—	—	—	—	—	—	298.5	298.5	—	—	—	—	—	—

Net income	$299.2	$299.2	$248.1	$248.1	$380.5	$380.5	$13.0	$13.0	$26.3	$26.3	$274.7	$274.7	$257.1	$257.1

Weighted average shares:
Common shares outstanding	68,506,459	68,506,459	66,301,793	66,301,793	66,689,757	66,689,757	65,365,218	65,365,218	63,977,391	63,977,391	65,176,499	65,176,499	66,922,844	66,922,844
Exercise of stock options (1)	—	1,684,196	—	1,756,233	—	1,843,755	—	1,691,921	—	1,327,643	—	664,465	—	820,308
Exercise of warrants (2)	—	—	—	—	—	—	—	—	—	—	—	—	—	—

Common and equivalent shares outstanding	68,506,459	70,190,655	66,301,793	68,058,026	66,689,757	68,533,512	65,365,218	67,057,139	63,977,391	65,305,034	65,176,499	65,840,964	66,922,844	67,743,152

Per common and equivalent share:
Income before cumulative effect of a change in accounting principle	$4.37	$4.26	$3.74	$3.65	$5.71	$5.55	$4.77	$4.65	$0.41	$0.40	$4.21	$4.17	$3.84	$3.80
Cumulative effect of a change in accounting principle	—	—	—	—	—	—	4.57	4.46	—	—	—	—	—	—

Net income	$4.37	$4.26	$3.74	$3.65	$5.71	$5.55	$0.20	$0.19	$0.41	$0.40	$4.21	$4.17	$3.84	$3.80

(1)	Amount represents the number of common shares issued assuming exercise of stock options outstanding, reduced by the number of shares which could have been purchased with the proceeds from the exercise of such options.

(2)	Amount represents the number of common shares issued assuming exercise of warrants outstanding.